Exhibit 1.1
UNDERWRITING AGREEMENT
March 22, 2006
U.S. Bancorp
800 Nicollet Mall
Minneapolis, MN 55402
Ladies and Gentlemen:
     We (the “Representatives”) understand that U.S. Bancorp, a Delaware corporation (the “Company”), proposes to issue and sell to the several underwriters named in Schedule I (the “Underwriters”) an aggregate of 40,000,000 Depositary Shares (the “Offered Securities”), each representing 1/1,000th of a share of the Company’s Series B Non-Cumulative Preferred Stock, par value $1.00 per share (the “Preferred Stock”). The Preferred Stock, when issued, will be deposited against delivery of Depositary Receipts (the “Depositary Receipts”), which will evidence the Depositary Shares, that are to be issued by U.S. Bank National Association (the “Depositary”) under the Deposit Agreement, to be dated March 27, 2006, among the Company, the Depositary and the holders from time to time of the Depositary Receipts issued hereunder.
     Subject to the terms and conditions set forth herein and incorporated by reference herein, the Company hereby agrees to sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase the numbers of the Offered Securities set forth opposite the name of such Underwriter at a purchase price of $24.75 per Offered Security for 40,000,000 of Offered Securities, plus accrued distributions, if any (the “Purchase Price”). The respective number of Offered Securities to be purchased by each of the Underwriters at the foregoing prices shall be that proportion of Offered Securities which the number of Offered Securities to be purchased by such Underwriter as set forth on Schedule I bears to the aggregate number of Offered Securities (rounded as the Representatives may determine to the nearest 100 Offered Securities).
     The Offered Securities shall have the terms that are further described in the Statutory Prospectus and the term sheet specified in Schedule II hereto.
     Except as otherwise provided herein, all the provisions contained in the document entitled “U.S. Bancorp Underwriting Agreement Standard Provisions (Preferred Stock, Which May Be Represented by Depositary Shares) (March 22, 2006)” (the “Standard Underwriting Agreement”) are herein incorporated by reference in their entirety and shall be deemed to be a part of this Underwriting Agreement to the same extent as if such provisions had been set forth in full herein. Capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Standard Underwriting Agreement.
     For the purposes of this Underwriting Agreement only, the “Applicable Time” is 4:00 p.m. (Eastern time) on the date of this Underwriting Agreement.

     For purposes of this Underwriting Agreement only, the term “Underwriters’ Counsel” as used in the Standard Underwriting Agreement shall mean Shearman & Sterling LLP.
     For purposes of this Underwriting Agreement only, the term “Special Tax Counsel” as used in the Standard Underwriting Agreement shall mean Squire, Sanders & Dempsey L.L.P..
     Certificates for the Offered Securities purchased by each Underwriter shall be delivered by or on behalf of the Company to the Representatives for the account of such Underwriter, against payment by such Underwriter or on its behalf of the Purchase Price therefor in federal (same day) funds, on the “Closing Date,” which shall be 10:00 AM (New York City time) on March 27, 2006 at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022, or at such other place and time as the Representatives and the Company may agree upon in writing.
     This document may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same document.

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     Please confirm your agreement by having an authorized officer sign a copy of this Agreement in the space set forth below and returning the signed copy to us.

MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED

MORGAN STANLEY & CO. INCORPORATED

Acting severally on behalf of themselves and as representatives of the several Underwriters named in Schedule I annexed hereto.

By:	MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED

By:	/s/ Jason Braunstein

Name: Jason Braunstein
Title: Vice President

By:	MORGAN STANLEY & CO. INCORPORATED

By:	/s/ Michael Fusco

Name: Michael Fusco
Title: Executive Director
Accepted by:
U.S. BANCORP

By:	/s/ Kenneth D. Nelson

Name: Kenneth D. Nelson
Title: Senior Vice President

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SCHEDULE I

Underwriters’
Commitment to
Purchase
Depositary Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated	20,000,000
Morgan Stanley & Co. Incorporated	20,000,000

Total	40,000,000
Sch. I-1

SCHEDULE II
     Materials other than the Statutory Prospectus that comprise the General Disclosure Package: Final Term Sheet, dated March 22, 2006.
Sch. II-1